Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Critical Metals Corp. of our report dated March 28, 2025, with respect to the audited financial statements of Tanbreez Mining Greenland A/S for the years ended December 31, 2024 and 2023, appearing in Critical Metal Corp.’s Current Report on Form 6-K dated March 28, 2025 and incorporated by reference in Amendment No. 1 to the Annual Report on Form 20-F as of June 30, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Houston, Texas

October 20, 2025